THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                              (in thousands, except per share data)
                                                       (unaudited)


                                     THREE MONTHS            NINE MONTHS
                                        ENDED                   ENDED
                                     SEPTEMBER 30,           SEPTEMBER 30,
                                   ----------------        ------------------
                                   1998        1997        1998       1997
                                   ----        ----        ----       ----

Loss before income taxes        ($2,949)     ($4,422)     ($6,649)     ($17,319)
Income taxes                         --           --           --            --
                                -------      -------      -------      --------
NET LOSS                        ($2,949)     ($4,422)     ($6,649)     ($17,319)
                                =======      =======      =======      ========

LOSS PER SHARE - BASIC          ($ 0.39)     ($ 0.70)     ($ 0.96)     ($  2.75)
                                =======      =======      =======      ========

Weighted average share of
 Common Stock outstanding         7,549        6,298        6,924         6,298
                                =======      =======      =======      ========

LOSS PER SHARE - DILUTED        ($ 0.39)     ($ 0.70)     ($ 0.96)     ($  2.75)
                                =======      =======      =======      ========

Weighted average shares of
 Common Stock and Common
 Stock equivalents
 outstanding                      7,549        6,298        6,924         6,298
                                =======      =======      =======      ========


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